UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2010
ESTATE COFFEE HOLDINGS CORP.
Exact name of registrant as specified in its charter

Nevada	000-53703	98-0531819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Portage Avenue, CanWest Place Suite 1680, Winnipeg MB, Canada	R3B 3K6
(Address of principal executive offices)	(Zip Code)

(876) 428-4309
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On August 14, 2010,  Estate Coffee Holdings Corp. (the “Company”) received an executed Letter of Intent (the “LOI”) from Fresh Traffic Group (“Fresh”) and the shareholders of Fresh Traffic Group  (“Fresh Shareholders”) setting out the terms of a share purchase agreement to be  entered into between the Company, Fresh and the Fresh Shareholders.   Fresh is an established private company incorporated pursuant to the laws of the Province of Manitobautilizing powerful web marketing techniques to deliver a one-stop shop Internet Marketing solution which is both effective and affordable.

Under the terms of the LOI, the Company will acquire all of the issued and outstanding shares of Fresh in exchange for issuance of a total of 4,000,000 restricted shares of the Company’s common stock to the Fresh Shareholders. Upon the closing of the transaction Fresh will conduct its operations as a wholly-owned subsidiary of the Company. The operations of Fresh will be in conjunction with the Company’s already operating businesses.

Under the terms of the LOI, the share purchase agreement is to be completed no later than September 17, 2010 and the closing of the acquisition to be defined by the share purchase agreement shall take place no later than September 30, 2010.    The acquisition will be subject to presentation of audited financial statements by Fresh among other things.   A copy of the LOI is appended as an exhibit to this filing.

Item 9.01  Financial Statements and Exhibits

9.01(d)  Exhibits

Exhibit Number	Description
10.1	Letter of Intent between the Company, Fresh Traffic Group and the shareholders of Fresh Traffic Group executed August 14, 2010.	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Estate Coffee Holdings Corp.
August 20, 2010	By: /s/ Errol Gillespie
Errol Gillespie Director